Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[*].”

SPONSORED RESEARCH AGREEMENT

This sponsored research agreement (“Agreement”) is effective August 8, 2024 (“Effective Date”) and is between Duke University, a tax-exempt research and educational institution located in Durham, North Carolina, acting for and on behalf of its School of Medicine (“Duke”), and Centaur Bio a corporation with offices at 7805 Pemswood Street, Charlotte, NC 28277 (“Sponsor”). The parties represented in this Agreement shall be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, the research contemplated by this Agreement is of mutual interest and benefit to Duke and Sponsor, and will further the instructional and research objectives of Duke in a manner consistent with its status as a non-profit research and educational institution.

NOW THEREFORE, in consideration of the promises and covenants herein, the Parties hereto agree as follows:

Definitions:

As used in this Agreement, the following terms shall have the following meanings:

Duke Investigator: [*], M.D.

Confidential Information: All proprietary information disclosed by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) that the Disclosing Party marks as confidential. If Confidential Information is provided orally, it will be reduced to writing within [*] ([*]) days of such oral disclosure and marked confidential. Notwithstanding the previous sentence, if Confidential Information is communicated where a reasonable person knowledgeable in the field would recognize from the content of the communication or the circumstances under which the communication is made that the communication is intended to be confidential, then such communication shall be considered Confidential Information regardless of whether it is marked as confidential or reduced in writing.

Terms and Conditions of this Agreement:

1.	Duke and Sponsor agree to performance and payment under this Agreement as follows:

(a)	Duke agrees to perform a program of scientific research as described in Exhibit A of this Agreement (the “Research”).

(b)	The Research will be supervised by the Duke Investigator.

(c)	This Agreement will commence on the Effective Date and will terminate upon completion of the Research unless earlier terminated as otherwise provided in this Agreement.

(d)	Payment.

(i)	In consideration of the performance of the Research, and as detailed in the budget included as Exhibit A (the “Budget”), Sponsor shall pay Duke a fixed-price total of $[*].

2.	Duke’s relationship to Sponsor under this Agreement will be that of an independent contractor and not an agent, joint venturer or partner of Sponsor.

3.	If Confidential Information is provided, the Receiving Party agrees that the Disclosing Party is the sole owner of such Confidential Information and that the Receiving Party will formulate and adopt appropriate safeguards, using the same care and discretion that the Receiving Party uses with similar information that it considers confidential that shall, at a minimum, be reasonable care and discretion, to maintain and protect the confidentiality of the Confidential Information for a period of [*] ([*]) years from the Effective Date (the “Term of Confidentiality”), and agrees not to disclose it or use it for any purpose not contemplated by this Agreement. The Receiving Party shall not be bound by confidentiality obligations hereunder with respect to the Confidential Information, or any part thereof, that:

(a)	is already known to the Receiving Party at the time of the disclosure;

(b)	is or becomes publicly known without the wrongful act or breach of this Agreement by the Receiving Party;

(c)	is legally received by the Receiving Party from a third party that is not subject to restrictions on disclosure;

(d)	is approved for release by written authorization of the Disclosing Party; or

(e)	is subsequently and independently developed by employees of the Receiving Party without use of or reliance upon the Confidential Information.

Nothing herein shall prevent the Receiving Party from disclosing Confidential Information to the extent required pursuant to a judicial or government request, requirement or order. In such instances, the Receiving Party shall take reasonable steps to provide the Disclosing Party sufficient prior written notice in order for the Disclosing Party to contest such request, requirement or order.

4.	Results:

(a)	At mutually agreeable times, Duke will provide Sponsor with periodic progress reports disclosing the information and data generated from the performance of the Research (collectively, “Results”). In addition, Duke will provide Sponsor with a scientifically complete final report within [*] ([*]) days of termination of this Agreement.

(b)	Duke hereby grants Sponsor a perpetual, irrevocable, royalty-free license to use the Results for any lawful purpose, which shall include, without limitation, research and development, pending patent application support, and regulatory purposes, provided that such use will be in a manner consistent with preserving: (i) the patentability of any Inventions (as defined below); and (ii) Duke’s publication rights. Sponsor will first notify Duke before using the Results to support filings of new patent applications or continuing applications.

(c)	Duke shall be free to use the Results for all purposes subject to Article 5.

5.	Duke agrees to submit to Sponsor for review a copy of any proposed publication disclosing the Results at least [*] ([*]) days prior to the date of submission for publication, and agrees to consider in good faith all comments received during that time. If Sponsor determines that the proposed publication contains patentable subject matter requiring protection, Sponsor may require the delay of the publication for a period of time not to exceed an additional [*] ([*]) days for the purpose of allowing the pursuit of such protection, provided that in no event shall any such publication include Confidential Information of Sponsor. If removal of such Confidential Information will materially and adversely affect Duke’s ability to support its scientific conclusions, the Parties agree to work together in good faith to find mutually acceptable, alternative information that can be published.

6.	Inventions.

(a)	Background Intellectual Property. Ownership of inventions, technologies, know-how, works of authorship, processes, algorithms, programs, devices, biologics, compositions, designs, prototypes, databases and models, existing as of the Effective Date or otherwise not arising from the performance of the Research, and all patent rights, copyrights, and other intellectual property rights (including foreign equivalent rights) therein (collectively, “Background Intellectual Property”), are not affected by this Agreement, and neither Party shall have any claims to or rights in any Background Intellectual Property of the other Party.

(b)	Any new invention or discovery developed by Duke during the performance of the Research under this Agreement (an “Invention”) shall be promptly and confidentially disclosed in writing to Sponsor (an “Invention Disclosure”). Inventorship of any new Invention shall be determined in accordance with United States patent law, whether patentable or not, and ownership of each Invention shall be determined as follows.

(i)	Inventions made solely by inventors who are Sponsor’s personnel shall be owned by Sponsor (“Sponsor Inventions”),

(ii)	Inventions made solely by inventors who are Duke personnel shall be owned by Duke (“Duke Inventions”),

(iii)	Inventions made jointly by inventors who are Sponsor personnel and inventors who are Duke personnel shall be owned jointly by the Parties (“Joint Inventions”).

(c)	Patent Prosecution.

(i)	Sponsor shall have the first right to pursue and maintain patent protection for any Joint Inventions in the names of both Parties, at Sponsor’s expense, and will not voluntarily discontinue the pursuit and maintenance of any United States patent protection for such Joint Inventions without first notifying Duke.

(ii)	Sponsor will notify Duke if it requests Duke to file for patent protection on any Duke Invention and Duke shall file for such patent protection, at Sponsor’s expense.

(iii)	For any exercise of Sponsor’s first right to pursue and maintain patent protection of Joint Inventions or requests for Duke to file for patent protection, Sponsor shall pay for all costs in connection with the preparation, filing, prosecution, and maintenance of U.S. and foreign application(s) covering Duke Inventions or Joint Inventions.

(iv)	In both cases (c)(i) and (c)(ii), the Parties will cooperate to assure that such application(s) will cover, to the best of each Party’s knowledge, all items of commercial interest and importance.

(v)	While Duke will be responsible for making decisions regarding scope and content of Duke filed applications and prosecution thereof, and Sponsor will be responsible for making decisions regarding scope and content of jointly owned applications, the other Party will be given an opportunity to review and provide input thereto.

(vi)	Each Party will inform the other of all developments with respect to such application(s) and will promptly supply to the other copies of all papers received and filed in connection with the prosecution thereof in sufficient time for the other Party to comment thereon.

(vii)	Sponsor shall have the sole right, but not obligation, to pursue and maintain patent protection for Sponsor Inventions.

(d)	Option and License.

(e)	Duke hereby grants Sponsor a first option to negotiate an exclusive, worldwide, sublicensable, royalty bearing license to Duke’s rights to any Duke Invention or Joint Invention to practice such Invention (the “Option”). Provided that Sponsor has participated in bearing the patent expenses as described in Section 6(c) above, such Option shall be exercisable, on a per- Invention basis, for [*] ([*]) months after Sponsor’s receipt of the Invention Disclosure with respect to each such Invention (the “Option Period”). The Parties may extend the Option Period upon mutual agreement. Sponsor will notify Duke in writing of its exercise of the Option within the Option Period and terms and conditions of these licenses are to be negotiated in good faith and agreed upon between Duke and Sponsor.

(i)	If Sponsor does not exercise the Option with respect to any Duke Invention or Joint Invention, or notifies Duke that it will not exercise the Option with respect to any Duke Invention or Joint Invention, then Sponsor shall no longer have any claim or interest in Duke’s rights in the subject Duke Invention or Joint Invention. However, (i) Sponsor shall retain its rights under the non-exclusive license to practice any such Duke Invention for research purposes pursuant to Section (v) below, and (ii) each Party shall continue to have its joint ownership interest in any Joint Invention and shall be free to practice any Joint Invention without the consent of, or any obligation to account to, the other Party.

(ii)	Duke reserves the right to make or use any Invention licensed by Duke to Sponsor for Duke’s research, educational, clinical, regulatory, patent, and publication purposes.

(iii)	Duke hereby grants Sponsor a non-exclusive royalty free, fully paid-up, worldwide, non-sublicensable license to practice Duke’s rights in any Duke Invention for internal noncommercial research and development purposes.

7.	THE CONFIDENTIAL INFORMATION, RESULTS, AND/OR INVENTIONS ARE PROVIDED “AS IS” WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE CONFIDENTIAL INFORMATION, RESULTS, AND/OR INVENTIONS WILL NOT INFRINGE UPON ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS.

8.	Indemnification.

(a)	Each Party agrees to indemnify, hold harmless and defend the other Party, its officers, employees, trustees, staff members, and agents (and with respect to Duke, including without limitation the Duke Investigator) (collectively, “Indemnitees”) against any and all liabilities, claims, suits, losses, damages, costs, and expenses, including attorney’s fees (collectively, “Losses”), resulting from any claim, suit or proceeding made or brought by a third party, both government and non-government, against any Party’s Indemnitee to the extent arising from the other Party’s Indemnities (i) negligence, (ii) willful misconduct in the activities carried out pursuant to this Agreement, (iii) breach of this Agreement, provided, however, that the indemnification obligations of a Party shall not apply to the extent such Losses are attributed to any of the other Party’s Indemnitee’s gross negligence, willful misconduct, or violation of applicable laws, rules or regulations. In addition, Sponsor shall indemnify Duke for its use of the Results and Inventions.

(b)	Sponsor shall maintain in force at its sole cost and expense, with reputable insurance companies, insurance of a type and in an amount reasonably sufficient to protect against liability hereunder. Duke shall have the right to request the appropriate certificates of insurance from Sponsor for the purpose of ascertaining the sufficiency of such coverage.

9.	Neither Party will, without the prior written consent of the other Party: (a) use in advertising, publicity or otherwise, the name of any employee or agent, any trade-name, trademark, trade device, service mark, symbol, or any abbreviation, contraction or simulation thereof owned by the other Party, or (b) represent, either directly or indirectly, that (i) any product or service of the other Party is a product or service of the representing Party, (ii) any product or service of the representing Party is made in accordance with or utilizes the information or documents of the other Party, or (iii) the other Party is endorsing the representing Party’s product or service. Notwithstanding the foregoing, Duke may acknowledge the contributions of the Sponsor in any academic publication prepared in accordance with Article 5 and shall have the right to post Sponsor’s name, the Research name, and the Research period on Duke’s publicly accessible lists of Research conducted at Duke and as may be required in submissions to funding agencies.

10.	Any notice or other communication required or permitted under this Agreement will be in writing and will be deemed given as of the date it is: (a) delivered by hand, or (b) mailed, postage prepaid, first class, certified mail, return receipt requested, to the Party at the address listed below or subsequently specified in writing, (c) received by electronic mail notification, so long as receipt of the electronic mail notification is acknowledged by the recipient with a return electronic mail transmission by a person, with email addresses to be used as directed in advance by the Parties, or (d) sent, shipping prepaid, return receipt requested, by national courier service, to the Party at the address listed below or subsequently specified in writing:

As to Duke: [*]

As to Sponsor: [*]

11.	Termination

(a)	Unless this Agreement terminates as otherwise provided for in this Article, this Agreement will terminate upon expiration of the Term as defined above.

(b)	The Parties agree that the provisions of this Agreement are intended to be interpreted and implemented so as to comply with all applicable laws, governmental rules and regulations; however, if it is determined that any provision of this Agreement is not in such compliance, then the Parties agree to modify that provision or this Agreement so as to be in compliance. If such modification is not possible, or practical, or if the Parties are unable to agree upon the modification to be made, then either Party may immediately terminate this Agreement.

(c)	Either Party may terminate this Agreement upon [*] ([*]) days written notice if the other Party materially breaches this Agreement and such breach remains uncured for such [*] ([*]) day period. Either Party is permitted to terminate this Agreement for its convenience upon [*] ([*]) days written notice to the other Party.

(d)	Either Party may terminate this Agreement immediately if the other Party engages in fraud or illegal conduct during the performance of the Research.

(e)	In the event of early termination, Sponsor will compensate Duke for i) [*], ii) [*], and iii) [*].

(f)	Upon termination for any reason:

(i)	A Receiving Party, at the Disclosing Party’s discretion, shall return or destroy all Confidential Information received from the Disclosing Party.

(ii)	A Receiving Party may retain one (1) copy of the Disclosing Party’s Confidential Information as a record of obligations under this Agreement and for legal and regulatory purposes.

(iii)	In addition, any computer records or files containing such Confidential Information that have been created solely by the Receiving Party’s automatic archiving and back- up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, may be retained by the Receiving Party, but not for any other use or purpose.

12.	Nonperformance by either Party shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers or any other reason where failure to perform is beyond the reasonable control of the non-performing Party. In such event the affected Party, as the case may be, shall promptly notify the other Party of such inability and of the period for which such inability is anticipated to continue. Without limiting the foregoing, the Party subject to such inability shall use reasonable efforts to minimize the duration of any force majeure event.

13.	This Agreement is binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns. This Agreement shall not be assignable in whole or in part by a Party without the prior written consent of the other Party. Notwithstanding the foregoing, Sponsor may assign its rights or obligations under this Agreement in connection with a merger or similar reorganization or the sale of all or substantially all of its assets or of the Sponsor’s subject matter of this Agreement, without the prior written consent of Duke. Upon completion of such an event, Sponsor will provide Duke with written notification disclosing the name and address of the third party that has assumed Sponsor’s rights and obligations under this Agreement.

14.	Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after termination or expiration of this Agreement will survive the termination or expiration of this Agreement, as the case may be, and remain binding upon and for the benefit of the Parties hereto.

15.	This Agreement and its attached Exhibit represent the entire understanding between the Parties, and supersedes all other agreements, express or implied, between the Parties as to its subject matter. Any alteration, modification, or amendment to this Agreement must be in writing and signed by an authorized office of both Parties.

AGREED:

DUKE UNIVERSITY		CENTAUR BIO

By:	/s/ Oshrat BenMoshe-Doriocourt	By:	/s/ Michael J. Roberts

Name:	Oshrat BenMoshe-Doriocourt	Name:	Michael J. Roberts

Title:	Director, ORC Operations	Title:	CEO

Date executed:	8/12/2024	Date executed:	8/8/2024

EXHIBIT A

Research and Budget

[*]

A-1